UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

   FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2018

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into A Material Definitive Agreement.

The information set forth under Item 2.03 of this report is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On July 25, 2018, Wynn/CA Plaza Property Owner, LLC and Wynn/CA Property Owner, LLC (collectively, the "Borrowers") entered into a Term Loan Agreement (the "Term Loan Agreement") with United Overseas Bank Limited, New York Agency, as administrative agent and lead arranger, Fifth Third Bank, as joint lead arranger, Sumitomo Mitsui Banking Corporation, as joint lead arranger, Credit Agricole Corporate and Investment Bank, as managing agent, and the lenders party thereto. The Borrowers own approximately 162,000 square feet of retail space at Wynn Las Vegas, and each of the Borrowers is a 50.1%-owned subsidiary of Wynn Resorts, Limited (the "Company"), with the other 49.9% owned by Crown Acquisitions Inc. ("Crown").

The Term Loan Agreement provides a term loan facility to the Borrowers in an aggregate principal amount of $615 million (the "Term Loan"). The Term Loan matures on July 24, 2025 and bears interest at a rate of LIBOR plus 1.70% per annum (with LIBOR having a customary definition for financings of this type). To mitigate interest rate risk, in connection with the Term Loan Agreement, the Borrowers entered into an interest rate collar agreement with a LIBOR floor of 1.00% and a ceiling of 3.75%. The Borrowers distributed approximately $589 million of the net proceeds of the Term Loan to their members. The Company intends to use its portion of the net proceeds for the construction of Encore Boston Harbor and for other general corporate purposes.

The Term Loan Agreement contains customary representation and warranties, cash sweeps, events of default and affirmative and negative covenants for debt facilities of this type, including, among other things, limitations on leasing matters, incurrence of indebtedness, distributions and transactions with affiliates. The Term Loan is secured by substantially all of the assets of the Borrowers.

Pursuant to the Term Loan Agreement, the Company is required to maintain a consolidated net worth (excluding its interest in the Borrowers) of not less than $100 million during the term of the Term Loan. In addition, pursuant to the Term Loan Agreement, the Company will indemnify the lenders under the Term Loan and be liable, in each case, for certain customary environmental and non-recourse carve out matters pursuant to a hazardous materials indemnity agreement and a recourse indemnity agreement, each entered into concurrently with the execution of the Term Loan Agreement.

The foregoing summary of the Term Loan Agreement is qualified by reference to the Term Loan Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Term Loan Agreement, dated as of July 25, 2018, by and among Wynn/CA Plaza Property Owner, LLC and Wynn/CA Property Owner, LLC, as borrowers, United Overseas Bank Limited, New York Agency, as administrative agent and lead arranger, Fifth Third Bank, as joint lead arranger, Sumitomo Mitsui Banking Corporation, as joint lead arranger, Credit Agricole Corporate and Investment Bank, as managing agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: July 30, 2018	By:	/s/ Craig S. Billings
Craig S. Billings
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)